SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                          (Amendment No.           )(1)


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                                (Name of Issuer)

                             Foundry Networks, Inc.
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                         (Title of Class of Securities)

                                  Common Stock
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                                 (CUSIP Number)

                                   35063R-10-0
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             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-(c)

          [X] Rule 13d-1(d)

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(1)  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 35063R-10-0                13G                    Page    of    Pages


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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                              Bobby R Johnson, Jr.

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [_]
                                                                  (b)  [_]

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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                USA

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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                       12,773,912
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BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                      0
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    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                     12,773,912
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   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                        0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                12,773,912

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                9.7%

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12.  TYPE OF REPORTING PERSON*

                                IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 35063R-10-0               13G                    Page    of    Pages


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Item 1(a).  Name of Issuer:

                        Foundry Networks, Inc.

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Item 1(b).  Address of Issuer's Principal Executive Offices:

                        2100 Gold St., PO Box 649100, San Jose, CA 95164-9100
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Item 2(a).  Name of Person Filing:

                        Bobby R Johnson, Jr.

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Item 2(b).  Address of Principal Business Office, or if None, Residence:

                        Same as Item 1(b)

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Item 2(c).  Citizenship:

                        U.S.A.

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Item 2(d).  Title of Class of Securities:

                        Common Stock

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Item 2(e).  CUSIP Number:

                        35063R-10-0

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Item 3.     If This Statement  is Filed  Pursuant to  Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:     Not Applicable

     (a)  [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_] Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

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CUSIP No.    35063R-10-0              13G                    Page    of    Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: see #9 on cover page

     (b)  Percent of class: see #11 on cover page

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote. see #5 of cover page

          (ii)  Shared power to vote or to direct the vote. see #6 of cover page

          (iii) Sole power to dispose or to direct the disposition of. see #7 of cover page

          (iv) Shared power to dispose or to direct the disposition of. see #8 of cover page

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Item 5.  Ownership of Five Percent or Less of a Class.

                                 Not Applicable

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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                                 Not Applicable

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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company.

                                 Not Applicable

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Item 8.  Identification and Classification of Members of the Group.

                                 Not Applicable

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Item 9.  Notice of Dissolution of Group.

                                 Not Applicable

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Item 10.  Certifications.       Not Applicable

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 10, 2004
                                          --------------------------------------
                                                       (Date)


                                                /s/ Bobby R. Johnson, Jr.
                                          --------------------------------------
                                                      (Signature)


                                          Bobby R. Johnson, Jr., President and
                                                 Chief Executive Officer

                                          --------------------------------------
                                                      (Name/Title)

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).